Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE

CERTIFICATE OF INCORPORATION
OF

MICT, INC.

MICT, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST: The name of the corporation is MICT, Inc. (hereinafter called the “Corporation”).

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 31, 2002 (the “Original Certificate of incorporation”). Certificates of Amendment to the Original Certificate of Incorporation were filed on April 23, 2002, October 17, 2002, March 14, 2013, October 1, 2014 and July 13, 2018 with the Secretary of State of Delaware (the “Certificate of Incorporation”). The Corporation’s Certificate of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on July 29,2019, as amended December 30, 2019. The Corporation’s Certificate of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on January 21, 2020.

THIRD: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV in its entirety and inserting the following in lieu thereof:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 265,000,000, of which 250,000,000 shares shall be Common Stock of the par value of $0.001 per share and 15,000,000 shares shall be Preferred Stock of the par value of $0.001 per share of which up to 3,181,818 shares shall be Series A Convertible Preferred Stock and up to 1,818,182 shall be Series B Convertible Preferred Stock. The rights, preferences and limitations of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are set forth on Exhibit A and B annexed hereto, respectively and incorporated by reference herein.

FOURTH: That Article IV of the Certificate of Incorporation of the Corporation, is hereby further amended by deleting the second and third paragraphs of Article IV in their entirety.

FIFTH: The aforesaid amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by the undersigned this 8th day of September, 2020.

MICT, INC.

/s/ Darren Mercer
Name:	Darren Mercer
Title:	President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 07:00 PM 09/08/2020 FILED 07:00 PM 09/08/2020 SR 20207164126 - File Number 3487399